JOHN HANCOCK INVESTMENT TRUST III
                              101 Huntington Avenue
                                Boston, MA 02199

June 1, 2005

John Hancock Funds, LLC
101 Huntington Avenue
Boston, MA  02199


Ladies and Gentlemen:

     Pursuant to Section 14 of the Distribution Agreement dated as of November 13, 1996 between John Hancock Investment Trust III (the "Trust") and John Hancock Borker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Greater China Opportunities Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

     Please indicate your acceptance of this responsibility by signing this letter as indicated below.

                                   JOHN HANCOCK INVESTMENT TRUST III
                                   On behalf of
                                   John Hancock Greater China Opportunities Fund



                                   By:  /s/Alfred P. Ouellette
                                        Alfred P. Ouellette
                                        Assistant Secretary



JOHN HANCOCK FUNDS, LLC



By: /s/James A. Shepherdson
    James A. Shepherdson
    President and Chief Executive Officer